COMPARISON OF CHANGE IN VALUE OF $10,000 INVESTMENT
IN DREYFUS VARIABLE INVESTMENT FUND, GROWTH AND INCOME
PORTFOLIO AND THE STANDARD & POOR'S 500 COMPOSITE STOCK
PRICE INDEX


EXHIBIT A:

                                            DREYFUS
                    STANDARD                VARIABLE
                   & POOR'S 500         INVESTMENT FUND,
                 COMPOSITE STOCK       GROWTH AND INCOME
  PERIOD           PRICE INDEX*            PORTFOLIO

  5/2/94                  10,000                   10,000
 12/31/94                 10,397                    9,878
 12/31/95                 14,299                   15,992
 12/31/96                 17,580                   19,311


*Source: Lipper Analytical Services, Inc.